Exhibit 10.2

SUMMARY SHEET OF DIRECTOR COMPENSATION

The following summary sets forth current annual rates of cash and equity compensation for non-management directors, effective immediately following the May 7, 2014 Board meeting.

Compensation Item	Prior Year Compensation	Current Year Compensation

Cash Compensation

Board Retainer	$50,000	$60,000

Audit Committee

Chair Retainer	$18,000	$18,000

Member Retainer	$8,000	$8,000

Compensation Committee

Chair Retainer	$15,000	$15,000

Member Retainer	$6,000	$6,000

Nominating & Corporate Governance Committee

Chair Retainer	$10,000	$10,000

Member Retainer	$5,000	$5,000

Equity Compensation - Restricted Stock or Restricted Stock Units

Vice Chair and Lead Director Retainer (including director retainer)	$250,000	$260,000

Director Retainer	$125,000	$135,000

Directors may defer their cash compensation by participating in the Company’s Deferred Compensation Program, Effective as of December 1, 2011 (filed February 24, 2012 as Exhibit 10.13 to the Company’s Form 10-K).

Directors may receive the equity component of their compensation in restricted stock or restricted stock units (RSUs). In either case, the awards have a 12-month vesting period ending on the day preceding the next annual meeting of shareholders. Vesting accelerates in the event of death, disability or a change in control of the Company. The number of shares is calculated by dividing the dollar value by the closing price of the Company’s stock on the grant date. RSUs are settled in shares of common stock and earn dividend equivalents at a 20% discount to the market price of Company stock on the dividend payment date. Directors may elect to defer settlement of the RSU award for 2 to 10 years after the grant date.

The Company pays for travel expenses the directors incur to attend Board meetings.

Our employee directors do not receive additional compensation for their Board service.